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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement of Milestone Scientific Inc. on Form S-8 of our report dated March 23, 2006 with respect to the financial statements of Milestone Scientific Inc. included in the Milestone Scientific Inc. Annual Report on Form 10-KSB for the year ended December 31, 2005.


/S/ EISNER LLP

New York, New York
May 18, 2006